Exhibit 99.1
ViaSat Acquires Enerdyne Technologies Inc.
Acquisition Expands ViaSat Technology and Products In Growing Markets for Video Data Links
Carlsbad, CA — June 21, 2006 — ViaSat Inc. (Nasdaq: VSAT), a satellite and wireless communication technology provider to government and commercial markets, has acquired Enerdyne Technologies Inc., a privately-held provider of innovative video data link equipment and digital video systems for defense and intelligence markets, primarily for unmanned aerial vehicle (UAV) applications. The acquisition will combine ViaSat expertise and technology with Enerdyne’s successful video data link business to expand ViaSat’s offerings into growing Department of Defense (DoD) markets for persistent video surveillance and video data links.
Terms of the acquisition include initial consideration of approximately $17.0 million (approximately $16.4 million in ViaSat common stock and $600,000 in cash) with additional consideration of approximately $8.7 million to be paid in common stock and/or cash based on Enerdyne meeting certain financial performance targets within the next four years. In the first year, the acquisition is expected to be non-dilutive to non-GAAP earnings, which excludes the effects of acquisition charges related to the amortization of intangible assets and the expense impact associated with FAS123R, for ViaSat. However, ViaSat has not completed its valuation analysis and, accordingly, has not determined the impact to GAAP earnings.
“Enerdyne has strong leadership and an excellent technical staff that has built a successful business by innovating new products and services to help solve complex defense intelligence issues. We are really excited about adding the capabilities of that team to ViaSat,” said Mark Dankberg, ViaSat chairman and CEO. “The acquisition represents a unique opportunity to complement their products with our technology and deliver additional video products to our defense clients.”
“We’ve worked hard to develop the kind of video data links that our armed forces need, and with ViaSat as our corporate parent, we feel confident that we now have the market presence and backing required to satisfy the demand for this equipment,” said Brandon Nixon, Enerdyne CEO. “We’re thrilled to become part of a company with ViaSat’s capability and reputation.”
Since its inception in 1984, Enerdyne (www.enerdyne.com) has provided military-qualified video compression systems for intelligence, surveillance, and reconnaissance (ISR) applications. In recent years, Enerdyne has expanded its product offering to provide highly integrated video data link equipment for the Special Operations Forces and Intelligence (SOF/I) market, the UAV industry, and other DoD applications. The EnerlinksIITM video data link simultaneously transmits video, data, and audio from multiple sensor sources with high bandwidth efficiency and outstanding link performance. Its size, weight and power consumption make this system especially well matched for Tier II UAV applications. EnerlinksII is network ready and disseminates and manages ISR content over any IP network using the EnerViewTM client software. Enerdyne products are ideally suited for the net-centric warfare concept of today’s military, in which the dissemination of video and other imagery to ground vehicles, foot soldiers, or air platforms is a critical requirement.

Enerdyne government programs include contracts directly with the Department of Defense and other subcontracts with major U.S. defense companies such as Lockheed Martin, L3, and DRS, and international firms such as Tadiran and Rafael. Enerdyne employs 53 people and is based in El Cajon, California (east San Diego County).
About ViaSat (www.viasat.com)
ViaSat produces innovative satellite and other wireless communication products that enable fast, secure, and efficient communications to any location. Products include satellite ground systems, information security devices, tactical communication radios, and communication simulators. The company’s full line of satellite communication products includes VSAT systems for network access and infrastructure, and Ka-band satellite systems, from user terminals to large gateways. Along with its headquarters in Carlsbad, CA, ViaSat has divisions located in Duluth, GA, and Germantown, MD.
In addition to Enerdyne, the company has two other wholly-owned subsidiaries: US Monolithics, based in Chandler, AZ designs and produces monolithic microwave integrated circuits (MMICs) and modules for use in broadband communications for military and commercial applications; and Efficient Channel Coding, based in Cleveland, OH is an innovator in satellite communication components and systems, based on the new DVB-S2 standard, that increase the efficiency of today’s advanced satellite, wireless, and wire-line communication systems.
Safe Harbor Statement
Portions of this release may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: difficulty in integrating the Enerdyne businesses and operations in an efficient and effective manner; challenges in achieving strategic objectives, cost savings and other benefits expected from the acquisition; the risk our markets do not evolve as anticipated and the technologies acquired do not prove to be those needed to be successful in those markets; the potential loss of key employees of the acquired businesses; the risk of diverting the attention of senior management from the operations of our business; the risks of potential disputes concerning indemnities and other obligations that could result in substantial costs and further divert management’s attention and resources; contractual problems; regulatory issues; manufacturing issues; problems with suppliers and subcontractors; and technologies not being developed according to anticipated schedules, or that do not perform according to expectations. The company refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in the company’s 2006 Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Comsat Labs and Comsat Laboratories are trade names of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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